UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): June 8, 2017

Owens Corning

(Exact name of registrant as specified in its charter)

Delaware	1-33100	43-2109021
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

One Owens Corning Parkway Toledo, OH	43659
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code): (419) 248-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

1.01.        Entry into a Material Definitive Agreement.

On June 8, 2017, Owens Corning (the “Company”) entered into a Term Loan Agreement by and among the Company, as borrower, certain of its subsidiaries, as guarantors, the lenders signatory thereto and Wells Fargo Bank, National Association, as Administrative Agent (the “Term Loan Agreement”).

The Term Loan Agreement provides for a term loan facility (the “Credit Facility”) in an aggregate principal amount of $350 million. Borrowings under the Credit Facility may be used by the Company for general corporate purposes and working capital.

Interest on outstanding indebtedness under the Credit Facility accrues at a rate equal to, at the Company’s option, (A) the highest of (i) Wells Fargo Bank, National Association’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) except when LIBOR is unavailable, LIBOR plus 1.00%; plus an applicable margin based upon the then applicable corporate credit ratings of the Company; or (B) if available, LIBOR plus an applicable margin based upon the then applicable corporate credit ratings of the Company.

The Credit Facility matures on the earlier of June 7, 2018 and the date of acceleration of the Credit Facility pursuant to the terms thereof, and requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain affirmative and negative covenants to which the Company and certain of its wholly-owned subsidiaries must adhere.

The affirmative covenants include, but are not limited to: maintenance of existence and company separateness; payment of taxes; maintenance of properties, insurance, franchises, and books and records; compliance with laws; use of proceeds; fiscal year; and additional guarantors.

The negative covenants of the Credit Facility include, but are not limited to, restrictions on the ability of the Company (and its wholly-owned subsidiaries which are parties to the Credit Facility): to contract, create, incur, assume or suffer to exist indebtedness except in certain circumstances; to create, incur, assume or suffer to exist liens on properties except in certain circumstances; to make loans or investments in excess of certain amounts except for permitted investments; to make or pay dividends or distributions on the Company’s common stock unless certain conditions are met; to merge, liquidate, dissolve or to make acquisitions except in certain circumstances; to dispose of assets in excess of certain amounts subject to certain ordinary course and other exceptions; to deal with any affiliate except on fair and reasonable arm’s length terms; to amend or modify the indentures governing the Company’s 9.000% Notes due 2019, 4.200% Notes due 2022, 4.200% Notes due 2024, 3.400% Notes due 2026 and 7.000% Notes due 2036 (the “Notes”) in a manner materially adverse to the parties to the Credit Facility; and to become obligated under an intercompany loan to a related party that is not a party to either the Credit Facility or that certain Intercompany Subordination Agreement, dated as of June 8, 2017, among the Company and certain of its subsidiaries.

In addition, the Company is obligated to maintain (i) a leverage ratio not greater than 0.60 to 1.0; and (ii) an interest expense coverage ratio equal to or greater than 2.25 to 1.0; both as calculated in accordance with the terms and definitions determining such ratios contained in the Term Loan Agreement. The Term Loan Agreement also contains various information and reporting requirements.

The Credit Facility also contains customary events of default, including a cross-default to certain other debt, breaches of representations and warranties, change of control events and breaches of covenants.

The obligations under the Term Loan Agreement are guaranteed by certain of the Company’s wholly-owned domestic subsidiaries (other than immaterial subsidiaries). Such subsidiaries also guarantee the Company’s obligations under the Notes and the Company’s obligations under that certain Amended and Restated Revolving Credit Agreement, dated as of November 13, 2015, as amended by the First Amendment thereto dated as of March 22, 2016 and the Acknowledgement and Agreement and Second Amendment thereto dated as of May 27, 2016, among the Company, certain of its subsidiaries party thereto and Wells Fargo Bank, National Association, as administrative agent.

The lenders under the Term Loan Agreement and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory and other services to the Company, for which they have received customary fees and reimbursement of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2017	Owens Corning

	By:	/s/ Ava Harter
Ava Harter
Senior Vice President, General Counsel and Secretary